EXHIBIT 16.1

LETTER FROM ARTHUR ANDERSEN LLP TO THE SECURITIES AND EXCHANGE
COMMISSION DATED MAY 24, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 24, 2002

Dear Sir/Madam:

We have read paragraphs (b) through (d) of Item 4 on Form 8-K dated May 23, 2002, of NTS Mortgage Income Fund to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP